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                                  EXHIBIT 99.1


      Press Release, dated October 3, 1997, of VERITAS Software Corporation


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                              [VERITAS LETTERHEAD]

           VERITAS(R) SOFTWARE ANNOUNCES PROPOSED PRIVATE OFFERING OF
                         CONVERTIBLE SUBORDINATED NOTES


        MOUNTAIN VIEW, CA, OCTOBER 3, 1997 - VERITAS Software Corporation (Nasdaq:VRTS) today announced that it intends, subject to market and other conditions, to raise $100 million (excluding the proceeds of any over allotment option) through a private offering of convertible subordinated notes within the United States to qualified institutional buyers and outside the United States to non-U.S. investors.

        The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital, possible facilities expansion or acquisition of complementary businesses, products and technologies, none of which has as yet been identified.

        The notes are convertible into shares of common stock of the Company and will have a seven year term. No other terms were discussed.

        The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation of sale in any jurisdiction in which such offering would be unlawful.


                                            # # #
Contacts:
Ken Lonchar                                 Marge Duncan
Vice President, Finance & CFO               Director, Investor Relations
VERITAS Software Corporation                VERITAS  Software Corporation
(650) 526-2501                              (650) 526-2508
kenl@veritas.com                            marge@veritas.com